Exhibit (11.1)


THE MEAD CORPORATION AND CONSOLIDATED SUBSIDIARIES
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CALCULATION OF PRIMARY NET EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE
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(All amounts in thousands, except per share amounts)

                                                       Second Quarter Ended         First Half Ended
                                                      ---------------------      ----------------------
                                                       July 3,       July 4,       July 3,       July 4,
                                                        1994          1993          1994          1993
                                                      -------      --------       -------       -------

NET EARNINGS APPLICABLE TO COMMON AND COMMON
 EQUIVALENT SHARES                                    $52,382       $47,215       $79,999       $72,813

ADJUSTMENT FOR OTHER POTENTIALLY DILUTIVE
  SECURITIES - Interest savings (net of tax) on
  Convertible Subordinated Debentures as if
  converted at the beginning of the period              1,396         1,454         2,791         2,909
                                                      -------      --------       -------       -------
NET EARNINGS APPLICABLE TO COMMON AND COMMON
 EQUIVALENT SHARES                                    $53,778       $48,669       $82,790       $75,722
                                                      =======      ========       =======       =======


AVERAGE NUMBER OF COMMON AND COMMON EQUIVALENT
 SHARES OUTSTANDING:
  Average number of common shares outstanding          59,295        59,006        59,273        58,917

  Dilutive effect of stock options after
   application of treasury stock method                   489           657           539           594

  Adjustment for other potentially dilutive
    securities - Dilutive effect of Convertible
    Subordinated Debentures as if converted
    at the beginning of the period                      2,630         2,630         2,630         2,630
                                                      -------       -------       -------       -------
AVERAGE NUMBER OF COMMON AND COMMON
 EQUIVALENT SHARES OUTSTANDING                         62,414        62,293        62,442        62,141
                                                      =======       =======       =======       =======
PRIMARY NET EARNINGS PER COMMON AND COMMON
 EQUIVALENT SHARE                                       $ .86         $ .78         $1.33         $1.22
                                                        =====         =====         =====         =====



















QUARTERLY\EX-11(1).WP
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